Exhibit 99.1

News Release

Media Contact: Doug Holt 312-557-1571 Doug.Holt@ntrs.com	Investor Relations: Mark Bette 312-444-2301 Mark.Bette@ntrs.com

http://www.northerntrust.com

Northern Trust Names William L. Morrison Vice Chairman

CHICAGO, July 19, 2016 – Northern Trust Corporation (Nasdaq: NTRS) announced today that President William L. Morrison has been appointed to a new role as Vice Chairman. The appointment will take effect October 1, 2016.

Morrison will continue to report to Chairman and Chief Executive Officer Frederick H. Waddell, who will assume the role of President. As Vice Chairman, Morrison will continue to lead the cultivation and development of key relationships with clients and prospects, both personal and institutional, around the globe. Additionally, he will assist with and/or lead development efforts around strategic opportunities as they arise.

“Bill is a leader with tremendous experience and outstanding judgment and we will benefit from his focused efforts around growing our talent, client relationships and capabilities,” Waddell said.

Morrison, has served as President since 2011, and as Chief Operating Officer in addition to President from 2011 to 2014. He served as Executive Vice President and Chief Financial Officer from 2009 to 2011. Prior to that he held a number of leadership roles including President of Wealth Management from 2003 to 2009.

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About Northern Trust

Northern Trust Corporation (Nasdaq: NTRS) is a leading provider of wealth management, asset servicing, asset management and banking to corporations, institutions, affluent families and individuals. Founded in Chicago in 1889, Northern Trust has offices in the United States in 19 states and Washington, D.C., and 20 international locations in Canada, Europe, the Middle East and the Asia-Pacific region. As of March 31, 2016, Northern Trust had assets under custody of US$6.2 trillion, and assets under management of US$900 billion. For more than 125 years, Northern Trust has earned distinction as an industry leader for exceptional service, financial expertise, integrity and innovation. Visit northerntrust.com or follow us on Twitter @NorthernTrust.

Northern Trust Corporation, Head Office: 50 South La Salle Street, Chicago, Illinois 60603 U.S.A., incorporated with limited liability in the U.S. Global legal and regulatory information can be found at http://www.northerntrust.com/disclosures.

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